Exhibit 10.7
EXECUTION VERSION
INVESTMENT MANAGEMENT AGREEMENT
     WHITE MOUNTAINS ADVISORS LLC, a Delaware limited liability company (the “Adviser”), having an address at 370 Church Street, Guilford, Connecticut 06437, and OCCUM ACQUISITION CORP., a Delaware corporation (the “Client”), having an address at 370 Church Street, Guilford, Connecticut 06437, hereby enter into this Investment Management Agreement, dated as of March 14, 2004 (this “Agreement”), and hereby agree that the Adviser shall act as discretionary adviser with respect to the assets of the Client and/or its Subsidiaries, (as defined in Schedule B) described below (the “Investment Account”) on the following terms and conditions:
     1. Investment Account. The Investment Account shall consist of cash and the securities of the Client and/or its subsidiaries.
     2. Services of Adviser. By execution of this Agreement the Adviser accepts appointment as adviser for the Investment Account with full discretion and agrees to supervise and direct the investments of the Investment Account in accordance with the investment objectives, policies and restrictions described in the investment guidelines to be furnished by the Client to the Adviser in writing from time to time (the “Investment Guidelines”). In the performance of its services, the Adviser will not be liable for any error in judgment or any acts or omissions to act except those resulting from the Adviser’s gross negligence, willful misconduct or malfeasance. Nothing herein shall in any way constitute a waiver or limitation of any right of any person under the federal securities laws. The Adviser shall have no responsibility whatsoever for the management of any assets of the Client other than the Investment Account.
     3. Discretionary Authority. Subject to the terms of this Agreement, the Adviser shall have full discretion to manage, acquire and dispose of assets in the Investment Account, and for this purpose to direct the investment, reinvestment, retention, sale, purchase, transfer and exchange of, property from time to time allocated to the Investment Account, to place orders with brokers, dealers and other proper persons with respect to such sales, purchases and exchanges, and to give directions for the delivery and receipt of property and documents of transfer and conveyance upon execution of such transactions. The Adviser shall also have full discretion to structure, on behalf of the Client, the Investment Account’s investment in Funds. To facilitate the subscription for, redemption or transfer of interests in Funds, the Adviser shall also have the power and authority on behalf of and in the name of the Client to perform such acts and execute such documents as may be necessary to subscribe or redeem interests in Funds. In furtherance of the foregoing, the Adviser shall have full discretion and authority to do anything that the Adviser shall deem requisite, appropriate or advisable in connection therewith, including without limitation, the selection of such brokers, dealers, and others as the Adviser shall determine in its absolute discretion.
     4. Custody. The assets of the Investment Account shall be held in one or more separately identified accounts in the custody of one or more banks, trust companies, brokerage firms or other entities designated by the Client and acceptable to the Adviser. The Adviser will communicate its investment purchase, sale and delivery instructions directly with the Client’s custodian or other qualified depository. The Client shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and the Adviser shall have no responsibility or liability with respect to custody arrangements or the acts, omissions or other conduct of the custodians.
     5. Brokerage. When placing orders for the execution of transactions for the Investment Account, the Adviser may allocate all transactions to such brokers or dealers, for execution on such markets, at such prices and commission rates, as are selected by the Adviser in its sole discretion. In selecting brokers or dealers to execute transactions, the Adviser need not solicit competitive bids and does not have an obligation to seek the lowest available commission cost. It is not the Adviser’s practice to negotiate “execution only” commission rates, and, in negotiating commission rates, the Adviser shall take into account the financial stability and reputation of brokerage firms and brokerage and research services provided by such brokers. The Client may be deemed to be paying for research provided or paid for by the broker which is included in the commission rate although the Client may not, in any particular instance, be the direct or indirect beneficiary of the research services provided. Research furnished by brokers may include, but is not limited to, written information and analyses concerning specific securities, companies or sectors; market, finance and economic studies and forecasts; financial publications; statistics and pricing services; discussions with research personnel; and software and data bases utilized in the investment management process. The Client acknowledges that since commission rates are generally negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may at times result in higher transaction costs than would otherwise be obtainable. The Adviser is hereby authorized to, and the Client acknowledges that the Adviser may, aggregate orders on behalf of the Investment Account with orders on behalf of other clients of the Adviser. In such event, allocation of the securities purchased or sold, as well as expenses incurred in the transaction, shall be made in a manner which the Adviser considers to be the most fair and equitable to all of its clients, including the Client.
     6. Representations and Warranties of the Client. The Client represents, warrants and agrees that:
i)	it has full legal power and authority to enter into this Agreement;

ii)	the appointment of the Adviser hereunder is permitted by the Client’s governing documents and has been duly authorized by all necessary corporate or other action;

iii)	it is a “qualified purchaser” as defined in the Investment Company Act of 1940 and the regulations thereunder and an “accredited investor” as defined in Regulation D, Rule 501, as promulgated under the Securities Act of 1933, because it is an entity that owns investments with a value of at least $25,000,000;

iv)	it is not a “restricted person” under Section IM-2110-1 of the Conduct Rules adopted by the Board of Governors of the National Association of Securities Dealers, Inc.;

v)	it will notify the Adviser if the preceding representations in (iii) and (iv) become false during the term of this Agreement and will provide the Adviser with any information that may be required to complete any subscription agreements for Funds;

vi)	it is not (a) an employee benefit plan, (b) an IRA, (c) a “benefit plan investor” subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or (d) an entity in which the participation by “benefit plan investors” is “significant”, as those terms are defined in regulations issued by the U.S. Department of Labor;

vii)	it understands that the Adviser will be relying upon the representations and information provided herein or in connection herewith by the Client in completing and entering into subscription agreements on behalf of the Investment Account; and

viii)	it will indemnify the Adviser and hold it harmless against any and all losses, costs, claims and liabilities which the Adviser may suffer or incur arising out of any breach of these representations and warranties.
     7. Reports. The Adviser shall provide the Client quarterly reports containing a detailed listing of invested assets and transactions in the Investment Account. All records maintained pursuant to this Agreement shall be subject to examination by the Client and by persons authorized by it, or by appropriate governmental authorities, at all times upon reasonable notice. The Adviser shall provide copies of trade tickets, custodial reports and other records the Client reasonably requires for accounting or tax purposes.
     8. Management Fee and Expenses.
          (a) The Adviser will be paid a quarterly management fee (the “Management Fee”) for its investment advisory services provided hereunder, determined in accordance with Schedule A to this Agreement. During the term of this Agreement, the Management Fee shall be billed and payable in arrears on a quarterly basis within 10 days after the last day of each calendar quarter based upon the value of the Investment Account as of the last day of the immediately preceding calendar quarter. The Management Fee shall be pro-rated for any partial quarter. It is understood that, in the event that the Management Fee is to be billed and payable by the custodian out of the Investment Account, the Client will provide written authorization to the custodian to pay the Management Fee directly from the Investment Account.
          (b) The Client shall be responsible for all expenses incurred directly in connection with transactions effected on behalf of the Client pursuant to this Agreement and shall include: the Management Fee; custodial fees; investment expenses such as commissions; and other expenses reasonably related to the purchase, sale or transmittal of Investment Account assets (other than research fees and expenses with respect to the Investment Account).

     9. Confidential Relationship. All information and advice furnished by either party to the other party pursuant to this Agreement shall be treated by the receiving party as confidential and shall not be disclosed to third parties except as required by law.
     10. Non-Assignability. No assignment of this Agreement shall be made by the Adviser or the Client without the written consent of the other party hereto.
     11. Directions to the Adviser. All directions by or on behalf of the Client to the Adviser shall be in writing signed by or on behalf of the Client. The Adviser shall be fully protected in relying upon any such writing which the Adviser believes to be genuine and signed or presented by the proper person or persons, shall be under no duty to make any investigation or inquiry as to any statement contained therein and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.
     12. Consultation with Counsel. The Adviser may consult with legal counsel (who may be counsel to the Client) concerning any question that may arise with reference to its duties under this Agreement, and the opinion of such counsel shall be full and complete protection in respect of any action taken or omitted by the Adviser hereunder in good faith and in accordance with such opinion.
     13. Services to Other Clients. It is understood that the Adviser acts as investment adviser to other clients and may give advice and take action with respect to such clients that differs from the advice given or the action taken with respect to the Investment Account. Nothing in this Agreement shall restrict the right of the Adviser, its members, managers, officers, employees or affiliates to perform investment management or advisory services for any other person or entity, and the performance of such service for others shall not be deemed to violate or give rise to any duty or obligation to the Client.
     14. Investment by the Adviser for Its Own Account. Nothing in this Agreement shall limit or restrict the Adviser or any of its members, managers, officers, employees or affiliates from buying, selling or trading any securities for its or their own account or accounts. The Client acknowledges that the Adviser and its members, managers, officers, employees, affiliates and other clients may at any time have, acquire, increase, decrease or dispose of securities which are at or about the same time acquired or disposed of for the account of the Client. The Adviser shall have no obligation to purchase or sell for the Investment Account or to recommend for purchase or sale by the Investment Account any security mat the Adviser or its members, managers, officers, employees or affiliates may purchase or sell for itself or themselves or for any other client.
     15. Proxies. Subject to any other written instructions of the Client, the Adviser is hereby appointed the Client’s agent and attorney-in-fact in its discretion to vote, convert or tender in an exchange or tender offer any securities in the Investment Account, to execute proxies, waivers, consents and other instruments with respect to such securities, to endorse, transfer or deliver such securities and to participate in or consent to any plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities, and the Adviser shall not incur any liability to the Client by reason of any exercise of, or failure to exercise, any such discretion.

     16. Notices. All notices and instructions with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given when delivered in writing or deposited by first-class mail to the following addresses: (a) if to the Adviser, at its address set forth above, Attention: President, or (b) if to the Client, at its address set forth above, Attention: Treasurer. The Adviser or the Client may change its address or specify a different manner of addressing itself by giving notice of such change in writing to the other party.
     17. Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties with respect to management of the Investment Account and shall not be amended except by an instrument in writing signed by the parties hereto.
     18. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court haying jurisdiction. All arbitration expenses shall be borne equally by the Adviser and the Client.
     19. Termination. This Agreement shall continue in force from the date hereof until terminated by either party without penalty by written notice to the other party at least sixty (60) days prior to the date upon which such termination is to become effective, provided that the Client shall honor any trades executed but not settled before the date of any such termination. Upon termination of this Agreement, any accrued and unpaid Management Fee hereunder shall be paid by the Client to the Adviser.
     20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.
     21. Effective Date. This Agreement shall become effective on the date first written above.
     22. Anti-Money Laundering.
(a) The Client understands and agrees that the Adviser and Funds prohibit the investment of funds by any persons or entities that are acting, directly or indirectly, (i) in contravention of any applicable laws and regulations, including anti-money laundering regulations or conventions, (ii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control[1] (“OFAC”), as such list may be amended from time to time, (iii) for a senior foreign political figure, any member of a senior foreign political figure’s immediate family or any close associate of a senior foreign political figure[2], unless the

1	The OFAC list may be accessed on the web at http://www.treas.gov/ofac.

2	Senior foreign political figure means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a

Adviser, after being specifically notified by the Client in writing that it is such a person, conducts further due diligence, and determines that such investment shall be permitted, or (iv) for a foreign shell bank[3] (such persons or entities in (i) — (iv) are collectively referred to as “Prohibited Persons”).

(b) The Client represents, warrants and covenants that: (i) it is not, nor is any person or entity controlling, controlled by or under common control with the Client, a Prohibited Person, and (ii) to the extent the Client has any beneficial owners,[4] (A) it has carried out thorough due diligence to establish the identities of such beneficial owners, (B) based on such due diligence, the Client reasonably believes that no such beneficial owners are Prohibited Persons, (C) it holds the evidence of such identities and status and will maintain all such evidence for at least five years from the date of termination of this Agreement, and (D) it will make available such information and any additional information that the undersigned may require upon request.

(c) If any of the foregoing representations, warranties or covenants ceases to be true or if the Adviser no longer reasonably believes that it has satisfactory foreign government-owned corporation. In addition, a senior foreign political figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. The immediate family of a senior foreign political figure typically includes the political figure’s parents, siblings, spouse, children and in-laws. A close associate of a senior foreign political figure is a person who is widely and publicly known internationally to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

3	Foreign shell bank means a foreign bank without a physical presence in any country, but does not include a regulated affiliate. A post office box or electronic address would not be considered a physical presence. A regulated affiliate means a foreign shell bank that: (1) is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country, as applicable; and (2) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or foreign bank.

4	Beneficial owners will include, but not be limited to: (i) shareholders of a corporation; (ii) partners of a partnership; (iii) members of a limited liability company; (iv) investors in a fund-of-funds; (v) the grantor of a revocable or grantor trust; (vi) the beneficiaries of an irrevocable trust; (vii) the individual who established an IRA; (viii) the participant in a self-directed pension plan; (ix) the sponsor of any other pension plan; and (x) any person being represented by the Subscriber in an agent, representative, intermediary, nominee or similar capacity. If the beneficial owner is itself an entity, the information and representations set forth herein must also be given with respect to its individual beneficial owners. If the Client is a publicly-traded company, it need not conduct due diligence as to its beneficial owners.

evidence as to their truth, notwithstanding any other agreement to the contrary, the Adviser may be obligated to freeze the Client’s investment, either by prohibiting additional investments, declining or suspending any withdrawals and/or segregating the assets constituting the investment in accordance with applicable regulations, or the Client’s investment may immediately be withdrawn by the Adviser, and the Adviser may also be required to report such action and to disclose the Client’s identity to OFAC or other authority. In the event that the Adviser is required to take any of the foregoing actions, the Client understands and agrees that it shall have no claim against the Adviser or its affiliates, directors, members, partners, officers, employees and agents for any form of damages as a result of any of the aforementioned actions.

(d) The Client understands and agrees that any withdrawal proceeds paid to it will be paid to the same account from which the Client’s investment in the Investment Account was originally remitted, unless the Adviser, in its sole discretion, agrees otherwise.

(e) The Client agrees to indemnify and hold harmless the Adviser and Funds and their respective affiliates, directors, members, partners, shareholders, officers, employees and agents from and against any and all losses, liabilities, damages, penalties, costs, fees and expenses (including legal fees and disbursements) which may result, directly or indirectly, from any inaccuracy in or breach of any representation, warranty, covenant or agreement set forth in, or otherwise provided pursuant to this Section 22.

23.	Counterparts. This Agreement may be executed in two counterparts, each one of which shall be deemed to be an original.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

ADVISER:
WHITE MOUNTAINS ADVISORS LLC

By:

Title:	Managing Director
CLIENT:
OCCUM ACQUISITION CORP.

By:

Title:	Secretary & Treasurer

SCHEDULE A

Assets Under Management	Annual Fee	Quarterly Fee

Investment Grade Fixed Income:
Up to $999 million	10 basis points	2.5 basis points
	(0.1% or 0.001)	(0.025% or 0.00025)

Next $1-1.999 billion	8.5 basis points	2.125 basis points

Amounts over $2 billion	7.5 basis points	1.875 basis points

High Yield Debt	50 basis points	12.5 basis points

Equities	100 basis points	25.0 basis points

Hedge Funds	100 basis points	25.0 basis points

Limited Partnerships	100 basis points	25.0 basis points

SCHEDULE B
The following legal entities represent Subsidiaries of Occum Acquisition Corporation, the Client, and have entered into this Agreement through their affiliation with the Client:
Safeco Life Insurance Company
First Safeco National Life Insurance Company of New York
American States Life Insurance Company
Safeco National life Insurance Company
Safeco Asset Management Company
Safeco Investment Services, Inc.
Safeco Assigned Benefits Service Company
Safeco Administrative Services, Inc.

AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT
     AMENDMENT made as of September 30, 2004 to the Investment Management Agreement (the “Agreement”) made as of March 14, 2004 between WHITE MOUNTAINS ADVISORS LLC, a Delaware limited liability company (the “Advisor”), and SYMETRA FINANCIAL CORPORATION (formerly Occum Acquisition Corp.) (the “Client”). Capitalized terms not defined herein have the meaning set forth in the Agreement.
WITNESSETH
     WHEREAS, the Advisor and the Client are parties to the Agreement;
     WHEREAS, pursuant to the Agreement, the Advisor acts as discretionary adviser with respect to the assets of the Client and/or its subsidiaries;
     WHEREAS, the Client and its subsidiaries desire that the Advisor provide Life Insurance Portfolio Management advisory services to the Investment Account and to the commercial mortgage assets managed by the Client, and the Advisor agrees to provide such services;
     WHEREAS, the Client and the Advisor desire to amend the Agreement to add certain terms to the Agreement and to clarify and modify certain other terms of the Agreement, including (i) the definitions of “Investment Account,” “Aggregate Investment Account” and “Funds,” (ii) the basis for the calculation of the Management Fee, and (iii) the structure of the Management Fee set forth in Schedule A;
     NOW, THEREFORE, the parties agree to amend the Agreement as follows:
     1. Section 1 of the Agreement is amended by deleting it in its entirety and replacing it with the following:
1.      Investment Account and Aggregate Investment Account. The Investment Account shall consist of cash, securities and other invested assets of the Client and/or its subsidiaries, excluding the commercial mortgage assets managed by the Client. The Aggregate Investment Account shall consist of the Investment Account and the commercial mortgage assets managed by the Client.
     2. Section 2 of the Agreement is amended by deleting it in its entirety and replacing it with the following:
2.      Services of Advisor. By execution of this Agreement the Advisor accepts appointment as adviser for the Investment Account with full discretion and agrees to supervise and direct the investments of the Investment Account in accordance with the investment objectives, policies and restrictions described in the investment guidelines to be furnished by the Client to the Advisor in writing from time to time

(the “Investment Guidelines”). In addition, the Advisor agrees to provide Life Insurance Portfolio Management advisory services (“Portfolio Management Services”) to the Aggregate Investment Account consistent with the Investment Guidelines. The Portfolio Management Services include, without limitation, (i) managing the characteristics of the portfolio, (ii) portfolio derivative hedging, (iii) coordination with the Client to ensure that investment strategies and significant initiatives meet the Client’s accounting and financial objectives, and (iv) Client support in establishing new strategies and in pricing new services.
     In the performance of its services under this Agreement, the Advisor will not be liable for any error in judgment or any acts or omissions to act except those resulting from the Advisor’s gross negligence, willful misconduct or malfeasance. Nothing herein shall in any way constitute a waiver or limitation of any right of any person under the federal securities laws. Except with respect to the Portfolio Management Services provided to the Aggregate Investment Account, the Advisor shall have no responsibility whatsoever for be management of any assets of the Client other than the Investment Account.
     3. Section 3 of the Agreement is amended by adding the following sentence to the end of the Section:
For purposes of this Agreement, “Funds” mean private investment funds and other pooled investment vehicles, including private investment funds and other pooled investment vehicles managed by hedge fund managers.
     4. Section 7 of the Agreement is amended by deleting it in its entirety and replacing it with the following:
7. Reports. The Advisor shall provide the Client quarterly reports containing (i) a detailed listing of invested assets and transactions in the Investment Account and (ii) financial information supporting the Advisor’s performance of the Portfolio Management Services. All records maintained pursuant to this Agreement shall be subject to examination by the Client and persons authorized by it, or by appropriate governmental authorities, at all times upon reasonable notice. The Advisor shall provide copies of trade tickets, custodial reports and other records the Client reasonably requires for accounting or tax purposes.
     5. Section 8 of the Agreement is amended by deleting it in its entirety and replacing it with the following:
8. Management Fee and Expenses.
     (a) The Advisor will be paid a quarterly fee for its services, including the Portfolio Management Services, provided hereunder (the “Management Fee”, determined in accordance with Schedule A to this Agreement. During the term of this Agreement, the Management Fee shall be billed and payable in arrears on a quarterly basis within 10 days after the last day of each calendar quarter based upon the book value of the Investment Account, and, with respect to the Portfolio

Management Services, the book value of the net assets of the Aggregate Investment Account, as of the last day of the immediately preceding calendar quarter. The Management Fee shall be pro-rated for any partial quarter. It is understood that, in the event that the Management Fee is to be billed and payable by the custodian out of the Investment Account, or, with respect to the Portfolio Management Services, the Agreement Investment Account, the Client will provide written authorization to the custodian to pay the Management Fee directly from the Investment Account, or, with respect to the Portfolio Management Services, the Aggregate Investment Account.
     (b) The Client shall be responsible for all expenses incurred directly in connection with transactions effected on behalf of the Client pursuant to this Agreement and shall include: the Management Fee; custodial fees; State Street PAM accounting services; investment expenses such as commissions; and other expenses reasonably related (i) to the purchase, sale of transmittal of Investment Account assets (other than research fees and expenses with respect to the Investment Account) and (ii) providing the Portfolio Management Services.
     6. Section 17 of the Agreement is amended by deleting it in its entirety and replacing it with the following:
17. Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties with respect to the management of the Investment Account and to the provision of Portfolio Management Services to the Aggregate Investment Account. This Agreement shall not be amended except by a written instrument signed by the parties hereto.
     7. Section 19 of the Agreement is amended by deleting it in its entirety and replacing it with the following:
19. Termination.
     (a) This Agreement shall continue in force from the date hereof until terminated by either party without penalty by written notice to the other party at least sixty (60) days prior to the date upon which such termination is to become effective, provided that the Client shall honor any trades executed but not settled before the date of any such termination. Upon termination of this Agreement, any accrued and unpaid Management Fee hereunder shall be paid by the Client to the Advisor.
     (b) Either party may, without penalty, terminate this Agreement with respect to the Portfolio Management Services by providing written notice to the other party at least sixty (60) days prior to the date upon which such termination is to become effective. Upon termination of this Agreement with respect to the Portfolio Management Services, any accrued and unpaid Management Fee relating to the Portfolio Management Services hereunder shall be paid by the Client to the Advisor. The termination of this Agreement with respect to the Portfolio Management Services will not affect the remaining terms and conditions of this Agreement.

     8. Schedule A of the Agreement is amended by deleting it in its entirety and replacing it with the following:
SCHEDULE A
1.	Investment Account.

Assets Under Management	Annual Fee	Quarterly Fee

Investment Grade Fixed Income

Up to $999 million	10 basis points	2.5 basis points
	(0.1% or 0.001)	(0.025% or 0.00025)

Next $1-$1.1999 billion	8.5 basis points	2.125 basis points

Amounts over $2 billion	7.5 basis points	1.875 basis points

High Yield Debt	25 basis points	6.25 basis points

Equities	100 basis points	25.0 basis points

Funds	100 basis points	25.0 basis points
     2. Aggregate Investment Account. The Advisor will be paid a quarterly fee for the Portfolio Management Services computed at the annual rate of one (1) basis point (0.01%) of the book value of the net assets of the Aggregate Investment Account.
{Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement.

ADVISOR: WHITE MOUNTAINS ADVISORS LLC
By:	Mark J. Plourde
Title:	CFO/CCO

CLIENT: SYMETRA FINANCIAL CORPORATION
By:	Margaret Meister
Title:	Vice President

AMENDMENT NUMBER 2 TO THE
INVESTMENT MANAGEMENT AGREEMENT
This AMENDMENT dated as of August 1, 2005 to the Investment Management Agreement (“Agreement”) dated as of March 14, 2004 originally made by and among WHITE MOUNTAINS ADVISORS LLC, a Delaware limited liability company (the “Advisor”), and Occum Acquisition Corp., a Delaware Corporation, now known as SYMETRA FINANCIAL CORPORATION (the “Client”). Capitalized terms used but not defined herein have the meaning set forth in the Agreement.
WITNESSETH
     WHEREAS, the Advisor and Client are parties to the Agreement; and
     WHEREAS, pursuant to the terms of paragraph 2 and paragraph 3 of the Agreement, the Advisor has authority to act with full discretion with respect to the Client’s Investment Account; and
     WHEREAS, the Advisor seeks to clarify paragraph 3 to have the Client acknowledge that the Advisor in the fulfillment of its duties and in accordance with its discretionary authority may contract with certain sub-advisers; and
     WHEREAS, Client agrees to acknowledge that Advisor has the authority to do this.
     NOW, THEREFORE, the parties agree that the following will be added to the end of paragraph 3 of the Agreement to reflect this understanding.
“Such discretion shall include a right of the Adviser to contract with certain sub-advisers with respect to making investment decisions in the Investment Account on the Client’s behalf. Adviser will be responsible for engaging, monitoring and terminating such sub-advisers and for ensuring the overall portfolio is invested in accordance with the Investment Guidelines. Adviser shall provide prior written notice to Client of any such engagement or termination.”
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement.

ADVISOR:		CLIENT:
WHITE MOUNTAINS ADVISORS LLC		SYMETRA FINANCIAL CORPORATION

By:	/s/ Mark K. Dorcus	By:	/s/ Oscar Tengtio

Name:	Mark K. Dorcus	Name:	Oscar Tengtio

Title:	President	Title:	CFO

AMENDMENT NUMBER 3 TO THE
INVESTMENT MANAGEMENT AGREEMENT
This AMENDMENT Number 3, dated as of October 1, 2005, to Amendment Number 1 (“Amendment One”), dated as of September 30, 2004, to the Investment Management Agreement (“Agreement”) dated as of March 14, 2004 originally made by and among WHITE MOUNTAINS ADVISORS LLC, a Delaware Limited Liability Company (the “Advisor”), and Occum Acquisition Corp., a Delaware Corporation, now known as SYMETRA FINANCIAL CORPORATION and its SUBSIDIARIES (the “Client”). Capitalized terms used but not defined herein have the meaning set forth in the Agreement.
WTTNESSETH
     WHEREAS, Advisor and Client are parties (“Parties”) to the Agreement; and
     WHEREAS, pursuant to the terms of paragraph 17 of the Agreement, the Parties may amend the Agreement in writing; and
     WHEREAS, Advisor and Client desire to clarify and modify certain terms of Amendment One, including (i) the basis of the calculation of the Management Fee and (ii) the structure of the Management Fee set forth in Schedule A;
     NOW, THEREFORE, the Parties agree as follows:
1.	Paragraph 5 of Amendment One, which amended Section 8 of the Agreement, is deleted in its entirety and replaced with the following:
     8. Management Fee and Expenses.
     (a) The Advisor will be paid a quarterly fee for its investment advisory services, including the Portfolio Management Services, provided hereunder, (the “Management Fee”), determined in accordance with Schedule A to the Agreement. During the term of this Agreement, the Management Fee shall be billed and payable in arrears on a quarterly basis within 30 days after the last day of each calendar quarter based upon the value of the Investment Account, as defined herein, and, with respect to the Portfolio Management Services, the value of the net assets, as defined herein, of the Aggregate Investment Account, as of the last day of the immediately preceding calendar quarter. The Management Fee shall be pro-rated for any partial quarter. Capital inflows and outflows during a quarter result in an adjustment to the value of assets under management that serves as the base of the Management Fee. This adjustment has the effect of time-weighting capital flows in the account resulting in the Management Fee being properly charged for only the period of time such assets are actually managed by the Advisor. It is understood that, in the event that the Management Fee is to be paid by the custodian out of the Investment Account, or, with respect to the Portfolio Management Services, the Aggregate Investment Account, the Client will provide written authorization to the custodian to pay the Management Fee directly from the Investment Account, or with respect to the Portfolio Management Services, the Aggregate Investment Account.

     (b) For determining the Management Fee calculation described in Paragraph 8(a), the Investment Account shall be segregated by asset classification and assigned the following values: Investment grade fixed income assets shall be valued at book value. High yield debt, equities (e.g.: common stock, preferred stock and securities convertible into equities), hedge funds and other investment partnerships/limited liability companies (“LLCs”) where commitments are funded immediately shall be valued at market value. Private equities (including Affordable Housing Equity Funds) and other partnerships where commitments are funded over an extended period of lime shall be charged one (1) percent on total committed amounts over the first two (2) years of the fund’s life, and men one (1) percent on market value thereafter.
     (c) The Client shall be responsible for all expenses incurred directly in connection with transactions effected on behalf of the Client pursuant to this Agreement and shall include: the Management Fee; custodial fees; State Street PAM accounting services, investment expenses such as commissions; and other expenses reasonably related to the purchase, sale or transmittal of investment Account assets (other than research fees and expenses with respect to the Investment Account).
2.	Paragraph 8 of Amendment One, which amended Schedule A of the Agreement, is deleted it in its entirety and replaced with the following:
SCHEDULE A
1.	a. Investment Account.

Assets Under Management	Value	Annual Fee	Quarterly Fee
Investment Grade Fixed Income:
Up to $999 million	Book	10.0 basis points	2.5 basis points
		(0.1% or 0.001)	(0.025% or 0.00025)
Next $1-$1.999 billion	Book	8.5 basis points	2.125 basis points
Amounts over $2 billion	Book	7.5 basis points	1.875 basis points
High Yield Debt	Market	25.0 basis points	6.25 basis points
Equities	Market	100.0 basis points	25.0 basis points
Fully Funded Hedge Funds, Limited Partnerships & Limited Liability Companies	Market	100.0 basis points	25.0 basis points
Private Equities & Other Deferred Fundings:
First 2 Years of Fund’s Life	Committed	100.0 basis points	25.0 basis points
Thereafter	Market	100.0 basis points	25.0 basis points
     b. In consideration for the services provided by sub-advisers, the Advisor shall pass-through all investment advisory fees to the Client in accordance with the terms of the sub-adviser contracts.

2.    Aggregate Investment Account. The Advisor will be paid a quarterly fee for the Portfolio Management Services computed at the annual rate of one (1) basis point (0.01%) of the aggregate value of the net assets of the Aggregate Investment Account utilizing the value methodologies described in Paragraph i (a) and (b) of Schedule A.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number 3 to the Agreement.

ADVISOR:		CLIENT:
WHITE MOUNTAINS ADVISORS LLC		SYMETRA FINANCIAL CORPORATION

By:	/s/ Mark K. Dorcus	By:	/s/ Oscar Tengtio

Name:	Mark K. Dorcus	Name:	Oscar Tengtio

Title:	MD & President	Title:	Chief Financial Officer

AMENDMENT NUMBER 4 TO THE
INVESTMENT MANAGEMENT AGREEMENT
This AMENDMENT Number 4, dated as of March 9, 2007, to Amendment Number 3 (“Amendment Three”), dated as of October 1, 2005, to the Investment Management Agreement (“Agreement”) dated as of March 14, 2004 originally made by and among WHITE MOUNTAINS ADVISORS LLC, a Delaware Limited Liability Company (the “Advisor”), and Occum Acquisition Corp., a Delaware Corporation, now known as SYMETRA FINANCIAL CORPORATION and its SUBSIDIARIES (the “Client”). Capitalized terms used but not defined herein have the meaning set forth in the Agreement.
WITNESSETH
     WHEREAS, Advisor and Client are parties (“Parties”) to the Agreement; and
     WHEREAS, pursuant to the terms of paragraph 17 of the Agreement, the Parties may amend the Agreement in writing; and
     WHEREAS, Advisor and Client desire to modify certain terms of Amendment Three, including the structure of the Management Fee originally set forth in Schedule A to the Agreement;
     NOW, THEREFORE, the Parties agree as follows:
1.	Paragraph 2 of Amendment Three and Schedule A of the Agreement, is deleted it in its entirety and replaced with the following management fee schedule that is retroactive to January 1, 2007:
SCHEDULE A
1.	a. Investment Account.

Assets Under Management	Value	Annual Fee	Quarterly Fee

Investment Grade Fixed Income:
Up to $1 billion	Book	10.0 bps	2.5 basis points
		(0.1% or 0.001)	(0.025% or 0.00025)
$1 billion — $2 billion	Book	8.5 basis points	2.125 basis points
$2 billion — $5 billion	Book	7.5 basis points	1.875 basis points
Greater than $5 billion	Book	2.5 basis points	0.625 basis points
High Yield Debt	Market	25.0 basis points	6.25 basis points
Equities	Market	100.0 basis points	25.0 basis points
Fully Funded Hedge Funds, Limited Partnerships & Limited Liability Companies	Market	100.0 basis points	25.0 basis points
Private Equities & Other Deferred Fundings:
First 2 Years of Fund’s Life	Committed	100.0 basis points	25.0 basis points
Thereafter	Market	100.0 basis points	25.0 basis points

     b. In consideration for the services provided by sub-advisors, the Advisor shall pass-through all investment advisory fees and charges to the Client in accordance with the terms of the sub-adviser contracts.
2.    Aggregate Investment Account. The Advisor will be paid a quarterly fee for the Portfolio Management Services computed at the annual rate of one (1) basis point (0.01%) of the aggregate value of the net assets of the Aggregate Investment Account utilizing the value methodologies described in Paragraph 1 (a) and (b) of Schedule A.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number 4 to the Agreement.

ADVISOR:		CLIENT:
WHITE MOUNTAINS ADVISORS LLC		SYMETRA FINANCIAL CORPORATION

By:	/s/ Mark K. Dorcus	By:	/s/ Margaret Meister

Name:	Mark K. Dorcus	Name:	Margaret Meister

Title:	President and Managing Director	Title:	Chief Financial Officer